Exhibit 10.1

TIDEWATER INC.
COMPANY PERFORMANCE EXECUTIVE OFFICER
ANNUAL INCENTIVE PLAN
FOR FISCAL YEAR 2017

I.	PLAN OBJECTIVE

The primary objective of the Tidewater Inc. Company Performance Executive Officer Annual Incentive Plan (the “Plan”) is to reward Tidewater’s executive officers for their leadership in helping Tidewater Inc. (the “Company”) achieve its financial and operating goals for the fiscal year.  The Plan links a significant element of potential variable annual compensation to the accomplishment of these goals.

The Compensation Committee of the Board of Directors established the Plan to maximize Tidewater’s deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 162(m)”), provided that such actions are consistent with its philosophy and in the best interest of Tidewater and its stockholders.  At the Company’s 2013 Annual Meeting of Stockholders, the Company’s stockholders approved the material terms of a Section 162(m) annual incentive plan (the “Section 162(m) Plan”) in order to qualify amounts paid under the Plan as performance-based compensation under Section 162(m).  The provisions of this Plan document operate in conjunction with, and are subject to the material terms of, the Section 162(m) Plan.

Notwithstanding the provisions of Section 162(m), the Compensation Committee may award compensation outside of the Plan that is not fully tax deductible, if the Compensation Committee determines that such award is consistent with its philosophy and in the best interest of Tidewater and its stockholders.  Such compensation issued outside of the Plan shall include, but not be limited to, the Tidewater Inc. Individual Performance Annual Incentive Plan (the “Individual Performance Plan”), which is a separate plan providing annual awards based upon an evaluation of individual performance.

II.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company; provided that all of the members of the Compensation Committee qualify as “outside directors” under Section 162(m).  If all of the members do not so qualify, the Plan shall be administered by a special subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors” under Section 162(m).  The term “Committee” shall be used herein to refer to the committee that is currently authorized to administer the Plan.  The authority of the Committee shall include, in particular, authority to:

A.	designate participants and target award percentages for a particular year;
B.	establish performance goals and metrics for a particular year;

C.	consider the achievement of the performance goals and metrics and whether any payment will be made hereunder;
D.	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and
E.	approve payments to the extent performance goals and metrics have been achieved.

The Committee may use its discretion to reduce or to eliminate, but not to increase, the bonus amount payable to a participant under the Plan formula.

III.	BASIC PLAN CONCEPT

The Plan focuses on Tidewater’s financial and safety performance.

IV.	ELIGIBILITY CRITERIA

The Committee has designated all of the Company’s executive officers (Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, Executive Vice President – General Counsel, and Executive Vice President – Chief Investor Relations Officer) as participants in this Plan.

V.	PERFORMANCE MEASURES AND STANDARDS

The performance goals approved by the Company’s stockholders at the 2013 Annual Meeting of Stockholders in the Section 162(m) Plan included financial and safety metrics, and the potential bonuses payable under this Plan will be based upon those factors.

VI.	AWARD OPPORTUNITIES

By June 29, 2016, the Committee specified target incentive awards for each participant, which were memorialized by the Committee in writing or reflected in the minutes of a Committee meeting.  These amounts are determined based upon each eligible participant’s base salary in effect on June 29, 2016 multiplied by the target percent associated with the participant’s position within the Company.  This percentage increases or decreases based upon performance above or below the target.  If a participant has a change in position during the fiscal year, that participant’s target percentage will be adjusted prospectively and his or her annual award will be calculated on a pro rata basis (based on the number of days the participant served at each position).  The annual award to a participant under this Plan may not exceed $3 million.

VII.	COMPANY PERFORMANCE CRITERIA

For fiscal 2017, the Company performance annual bonus amount will be based upon three metrics – two financial metrics (cash flow from operations and vessel operating margin percentage) and one safety metric.  At target performance levels, each of these three performance components would pay out at 25% of the target bonus.  The remaining 25% of a participant’s target bonus amount will be eligible for payment under the Individual Performance Plan, which operates independently from this Plan.

At financial and safety performance levels above and below the target levels, the 25%/25%/25% relationship will change.  The bonus declared for each of the two financial metrics shall not exceed 3 times target.  The safety portion of the bonus shall not exceed 2 times target for pre-approved metrics indicating exceptional performance.

VIII.	DETERMINATION OF BONUS AMOUNT

The performance criteria described below will be used to determine potential annual bonus amounts.

A.

Financial Metrics.  For fiscal 2017, the two financial metrics are cash flow from operations and vessel operating margin percentage.  By June 29, 2016, the specific targets and payout percentages for each of these two financial metrics for the 2017 fiscal year were established by the Committee in writing or reflected in minutes of a Committee meeting.  These two metrics operate independently, and the calculation of each shall be adjusted as provided in subsection (3).

1.

Cash Flow From Operations.  “Cash flow from operations” means net cash provided by operating activities as reported in the Company’s consolidated statements of cash flows for the fiscal year ended March 31, 2017.

2.

Vessel Operating Margin Percentage.  “Vessel operating margin percentage” means the difference between vessel revenues and vessel operating expenses, divided by vessel revenue, as reported in the Company’s consolidated statements of earnings for the fiscal year ended March 31, 2017.

3.

Adjustments.  Certain pre-approved adjustments will be made in calculating the financial metrics.  Specifically, the calculation of each financial metric will be adjusted for any of the following items as reported in the Company’s consolidated financial statements:

a.	cumulative effect of accounting changes;
b.	extraordinary, unusual, or infrequently occurring items, as those terms are defined in FASB ASC Topic 225, less the amount of related income taxes;
c.	discontinued operations; and
d.	the effect of any acquisitions for a twelve-month period following the date of such acquisition.

The Committee is under no obligation to declare or pay a bonus based on either financial metric.  For each of the two financial metrics, the declared portion of the bonus for a participant may not exceed 3 times the target award for that metric.

B.

Safety Criteria.  The safety performance measurement is determined by achievement of the Company's overall established safety performance goals for the fiscal year, established in writing by the Committee or reflected in the minutes of a Committee meeting by June 29, 2016.  Under this performance measure, potential payout is directly correlated with the Total Recordable Incident Rate (TRIR) for the current fiscal year.  “Total Recordable Incident Rate” is defined as follows:

(Loss Time Accidents + Recordable Incidents) X 200,000 (man hours)	=	Total Recordable Incident Rate per 200,000 man hours of exposure
Total Man Hour Exposure

Non-job related deaths will not count toward the TRIR.  A TRIR below a certain level will permit a safety payment to a participant in an amount that is greater than 25% of the pool funding amount, which under the pre-established formula may not exceed 200% of the target pool funding amount (25% of total bonus), except the Committee may determine not to award all or a portion of this additional amount.  Pro-rating will be permitted.  The safety performance portion of the Plan operates independently from each of the financial portions.  The Committee may determine not to pay the safety portion of the bonus, because of the occurrence of one or more fatalities or for any other reason.

IX.	TERMINATION OF EMPLOYMENT
A.

If a participant’s employment is terminated because the participant dies or if the participant becomes disabled, as “disability” is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), unless otherwise determined by the Committee, the participant or, in the case of death, the participant’s estate or heirs, shall be paid a pro rata bonus for the fiscal year in which termination occurs based upon the level of satisfaction of the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed.  Any such bonus shall be paid to the participant or, in the case of death, to the participant’s estate or heirs, at the same time as any bonuses for such fiscal year are paid to other Plan participants as provided in Article X.

B.

If a participant’s employment is terminated because the participant Retires (as defined below) or is terminated by the Company without Cause (as defined below), and such termination constitutes a “separation from service” under Section 409A, unless otherwise determined by the Committee, the participant shall be paid a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus.  Any such bonus shall be paid to the participant at the same time as any bonuses for such fiscal year are paid to other Plan participants as provided in Article X.

C.

If a participant’s employment is terminated due to a voluntary resignation by the participant (other than a participant who Retires under Article IX.B.) or if the participant is involuntarily terminated by the Company for Cause, no pro rata bonus shall be paid for the fiscal year in which termination occurs, unless otherwise determined by the Committee in its discretion, in which case the pro rata bonus will not exceed the amount that would be due based upon the performance criteria in effect for such year and the percentage of salary applicable to such participant’s bonus, but applied to the actual salary amount paid to the participant for the portion of the year that the participant was employed.  Any such bonus shall be paid to the participant at the same time as any bonuses for such fiscal year are paid to other Plan participants as provided in Article X.

D.	Certain Definitions.
1.

A participant is deemed to have “Retired” for purposes of the Plan, if the participant’s employment terminates, other than as a result of a termination by the Company for Cause, at age 55 or later with at least ten years of service with the Company or at age 65 or later with at least five years of service with the Company.

2.	“Cause” for purposes of this Plan shall be determined in the sole discretion of the Board of Directors of the Company and shall mean:
a.

the willful and continued failure of the participant to substantially perform the participant’s duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that the participant has not substantially performed the participant’s duties, or

b.	the willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of this provision, no act or failure to act, on the part of the participant, shall be considered “willful” unless it is done, or omitted to be done, by the participant in bad faith or without reasonable belief that the participant’s action or omission was in the best interests of the Company or its affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or its affiliates or based upon the advice of counsel for the Company or its affiliates shall be conclusively presumed to be done, or omitted to be done, by the participant in good faith and in the best interests of the Company or its affiliates.

X.	AWARD PAYMENTS

Awards determined by the Committee to be paid hereunder will be paid in cash no later than June 15, 2017, unless deferred by a participant under a separate benefit plan of the Company.

XI.	MISCELLANEOUS
A.

Nothing in this Plan shall confer upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time.  Participation provides no guarantee that any bonus will be paid.  The success of the Company as measured by the achievement of financial and safety goals shall determine the extent to which participants may receive bonuses hereunder, in the discretion of the Committee.  Participation in the Plan is not a right, but a privilege, subject to annual review by the Company.  The Company retains the right to withhold payment from any participant who violates Company policies or for any other reason.  The Company also has the right to recover any amounts paid under the Plan if (i) the amount paid was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) the participant is subject to the Company’s Executive Compensation Recovery Policy; (iii) the participant engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iv) the effect of the wrongdoing was to increase the amount of bonus or incentive compensation.  Any participant accepts any payment hereunder subject to such recovery rights of the Company.  The Company may, if it chooses, effect such recovery by withholding from other amounts due to the participant by the Company.

B.	The Plan shall be governed by and construed in accordance with the laws of the State of Louisiana.
C.

If any term or provision of the Plan shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

D.

The Company has no obligation to make any payments hereunder.  Any payments made shall be in the sole discretion of the Committee.  The Company shall have no obligation to set aside, earmark, or invest any fund or money with which to pay bonuses under the Plan.

E.

The payment made hereunder are intended to comply with, or be exempt from, the requirements of Section 409A and the terms of the Plan related thereto shall be construed accordingly.  Payments hereunder that are subject to Section 409A shall not be accelerated unless permitted under Section 409A.  If a participant who is a “specified employee” of the Company is entitled to a payment under this Plan due to his or her “separation from service” (as such terms are used in Section 409A) and such payment is subject to the Section 409A six-month payment delay rule, then such payment shall not be made until the earlier of (1)

the first business day that is more than six months following such participant’s separation from service or (2) such participant’s death.
F.

The Company shall have the right to terminate the Plan at any time in its sole discretion.  Upon termination, the participant shall have no right to receive any amounts hereunder.  Payout of any amount subject to Section 409A shall not occur earlier than provided herein, except to the extent permitted by Section 409A.

G.	The Company shall deduct from any payment made hereunder all applicable federal and state income and employment taxes.
H.

Prior to any payout hereunder, the Committee shall approve management’s calculation of the amount of the payout value of the award to be paid to each participant as a result of the achieved performance goals.

I.

The Committee shall not increase the amount payable to a participant under this Plan to an amount that is higher than the amount payable under the formula established by the Compensation Committee in accordance with the requirements of Section 162(m).  Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan that may or may not qualify as “performance-based” compensation under Section 162(m), provided that such payment or award does not affect the qualification of any bonus paid or payable under the Plan as “performance-based” compensation.

EXECUTED this 25th day of July, 2016, with effect from May 11, 2016.

TIDEWATER INC.

By:/s/ Joseph M. Bennett

Joseph M. Bennett

Executive Vice President and

Chief Investor Relations Officer